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			Securities Purchased in Underwritings Involving
			Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation
			Subject to Rule 10f-3 Under the Investment Company Act of 1940
			10f-3 TRANSACTIONS FOR THE PERIOD SEPTEMBER 1, 2000 THROUGH FEBRUARY 28, 2001

					The Austria Fund
												% of
								Shares 		Total		Offering
								Purchased 	Shares 		Purchased			Shares
		Date 		Shares		Price per	by Fund		offered		By 		Purchased 	Held
Security *	Purchased 	Purchased 	Share		Group		(000)		Group(1)	From 		08/31/00

NONE






*

**	Indicates the purchase of an Eligible Rule 144A Security.

	 1) Purchases by all Alliance Funds, including the Fund, may not exceed:
	      a)  if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount
	          of the offering of such class; or

	      b)  if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the
	          offering of such class sold by underwriters or members of the selling syndicate to qualified
	          institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.

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